EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CEL-SCI Corporation
Vienna, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S8  (Nos. 333-27579, 333-03750, 333-57649, 333-69678, 333-84756, 333-31652, 333-117088, 333-140792, and 333-162265) and Form S-3 (Nos. 333-151667, 333-160181, 333-160794, 333-162039, 333-161504, and 333-162792) of CEL-SCI Corporation of our reports dated December 23, 2011 relating to the consolidated financial statements and the effectiveness of CEL-SCI Corporation’s internal control over financial reporting, which appear in this Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

	By:	/s/ BDO USA LLP
Bethesda, Maryland
December 23, 2011